Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

NatWest Group plc

Narrative Disclosure

The maximum aggregate amount of contingent convertible additional tier 1 capital securities being offered pursuant to the Prospectus Supplement dated November 14, 2024 (the "Prospectus Supplement") and the accompanying Base Prospectus dated January 11, 2022 (together with the Prospectus Supplement, the "Prospectus") is $750,000,000.00 of the contingent convertible additional tier 1 capital securities of the Registrant (the "Offering"). The Prospectus is a final prospectus for the related Offering.